As filed with the Securities and Exchange Commission on September 29, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under The Securities Act of 1933

Groupe CGI Inc./CGI Group Inc.

(Exact name of registrant as specified in its charter)

Québec, Canada	98-0406227
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

CGI Group Inc. 1350 René-Lévesque Blvd West 25th Floor Montreal, Québec Canada H3G 1T4	None
(Address of principal executive offices)	(Zip Code)

Performance Share Unit Plan for Designated Leaders of

CGI Group Inc. and its Subsidiaries

(Full title of the plan)

CGI Technologies and Solutions Inc.

11325 Random Hills Road

Fairfax, Virginia 22030,

Attn: Eric L. McFadden

(Name and address of agent for service)

(703) 267-8679

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a small reporting company. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be Registered(2)	Proposed Maximum offering price per unit(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Class A Subordinate Voting Shares(1)	1,000,000	$51.55	$51,545,000	$5,974.07

(1)                   The Class A Subordinate Voting Shares, without par value, of Registrant are issuable pursuant to the Performance Share Unit Plan for Designated Leaders of CGI Group Inc. and its Subsidiaries.

(2)                   The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement, and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends or similar transactions.

(3)                   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933. The fee is calculated upon the basis of the average between the high and low sales prices for shares of the Registrant’s Class A Subordinate Voting Shares, as reported on the New York Stock Exchange on September 27, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

CGI Group Inc. (the “Registrant”) files this Registration Statement on Form S-8 in connection with Performance Share Unit Plan for Designated Leaders of CGI Group Inc. and its Subsidiaries (the “Plan”).  The documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in and made a part of this Registration Statement, as of their respective dates:

(a)                                 The Registrant’s Annual Report on Form 40-F for the fiscal year ended September 30, 2016;

(b)                                 The Registrant’s Report of Foreign Issuer on Form 6-K filed with the SEC as follows: Forms 6-K filed on December 21, 2016; Forms 6-K filed on February 1, 2017; Forms 6-K filed on May 3, 2017; Forms 6-K filed on August 2, 2017 (and provided that any portions of such reports that are deemed furnished and not filed shall not be incorporated by reference into this registration statement);

(c)                                  The description of the Registrant’s Class A Subordinate Voting Shares contained in the registration statement on Form 40-F filed on September 16, 1998 (File No. 1-14858), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Quebec Business Corporations Act, a corporation must indemnify its directors and officers, and former directors and officers, as well as its mandatary, or any other person who acts or has acted at the corporation’s request as a director or officer of another group against all costs, charges and expenses reasonably incurred in the exercise of their functions, including an amount paid to settle an action or satisfy a judgment, or arising from any investigative or other proceeding in which the person is involved if (i) the person acted with honesty and loyalty in the interest of the corporation or, as the case may be, in the interest of the other group for which the person acted as director or officer or in a similar capacity at the corporation’s request; and (ii) in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful. The corporation must also advance moneys to such a person for the costs, charges and expenses of any such proceeding.

The corporation may not indemnify any such person if the court determines that the person has committed an intentional or gross fault. In such a case, the person must repay to the corporation any moneys advanced.

A corporation may, with the approval of the court, in respect of an action by or on behalf of the corporation or of the other group for which the person acted as director or officer or in a similar capacity at the corporation’s request, against a person entitled to be indemnified, advance the necessary monies to the person or indemnify the person against all costs, charges and expenses reasonably incurred by the person in connection with the action, if (i) the person acted with honesty and loyalty in the interest of the corporation or, as the case may be, in the interest of the other group for which the person acted as director or officer or in a similar capacity at the corporation’s request; and (ii) in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful.

The Registrant has purchased a policy of insurance for the benefit of itself and the directors and officers of the Registrant against liability incurred by the directors and officers in the performance of their duties. The amount of coverage is U.S. $202,500,000 in the aggregate for each year and in respect of any one claim. By the terms of the policy, in circumstances where a director or officer has a claim against the Registrant in respect of a loss covered by the policy, the Registrant may, subject to the terms and conditions of the policy, claim on the policy for the loss less a deductible of (i) U.S. $5,000,000 for claims related to the violations of the Securities Act of 1933, the Exchange Act or related to state statutes regulating securities similar to the foregoing for claims in the United States, and, (ii) U.S. $2,500,000 for all other claims which may be indemnified by the Registrant under the policy. In addition, where a director or officer has a claim against the insurers in respect of a loss covered by the policy, the director or officer may claim on the policy for the loss and there is no deductible for the director or officer.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Index to Exhibits.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

INDEX OF EXHIBITS

4.1	Performance Share Unit Plan for Designated Leaders of CGI Group Inc. and its Subsidiaries

23.1	Consent of Ernst & Young LLP, Chartered Professional Accountants.

24.1	CGI Group Inc. Power of Attorney

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Québec, Canada, on September 28, 2017.

CGI GROUP INC.
(Registrant)

By:	/s/ George D. Schindler
George D. Schindler
Its:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 28, 2017.

Signatures	Title

/s/ Francois Boulanger	Executive Vice President and Chief Financial Officer (principal financial
Francois Boulanger	officer)

/s/ Kevin Linder	Senior Vice President and Corporate Controller (principal accounting
Kevin Linder	officer)

*	Director
Alain Bouchard

*	Director
Bernard Bourigeaud

*	Director
Jean Brassard

*	Director
Dominic D’Alessandro

*	Director
Paule Doré

*	Director
Richard B. Evans

*	Founder and Executive Chairman of the Board and Director
Serge Godin

*	Vice-Chair of the Board, Executive Vice-President and Chief Planning and
Julie Godin	Administration Officer and Director

*	Director
Timothy J. Hearn

*	Founder and Advisor to the Executive Chairman of the Board and Director
André Imbeau

*	Director
Gilles Labbé

*	Director
Michael E. Roach

*	Director
Heather Munroe-Blum

*	Director
Michael B. Pedersen

*	Director
Joakim Westh

/s/ George D. Schindler	President and Chief Executive Officer and Director (principal executive
George D. Schindler	officer)

Authorized Representative
CGI Technologies and Solutions Inc.
(Authorized Representative)

By:	/s / Benoit Dubé
Benoit Dubé
Executive Vice-President, Chief Legal Officer and Corporate Secretary
Dated: September 28, 2017

* Signed by Francois Boulanger as attorney in fact, pursuant to Power of Attorney.  See Index to Exhibits.